MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement ("Agreement") is made and entered into as of [Date] by and between HST Global Inc., a [State] corporation ("Buyer") and the members/partners of Amnion LLC, a Virginia limited liability company ("Seller") identified on the signature pages hereto (collectively the "Members/Partners").

RECITALS

WHEREAS the Partners/Members collectively own all of the membership/partnership interests in Amnion LLC (the "Interests");

WHEREAS Buyer desires to purchase from the Partners and the Partners desire to sell to Buyer all of the Interests on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements herein contained, the parties hereto agree as follows:

1. Purchase and Sale of Interests

1.1 Interests to be Purchased. Subject to the terms and conditions of this Agreement, each Partner/Member agrees to sell, transfer, assign, convey, and deliver to Buyer, and Buyer agrees to purchase from each Member/Partner all of such Member’s/Partner's right, title, and interest in and to the Interests.

2. Consideration

2.1 Purchase Price. The purchase price for the Interests shall be the issuance of HST Global Inc. restricted stock (the "Restricted Stock") to the Partners. All shares for the transaction will be issued upfront, and the Restricted Stock will be subject to a vesting schedule based on the timelines specified below.

2. Consideration

2.1 Purchase Price. The purchase price for the Interests shall be the issuance of HST Global Inc. restricted stock (the "Restricted Stock") to the Partners. All shares for the transaction will be issued upfront, and the Restricted Stock will be subject to a vesting schedule based on the achievement of specific revenue thresholds as outlined below.

2.2 Vesting Schedule. The Restricted Stock will vest according to the following revenue thresholds:

•[Revenue Threshold 1]: 1,000,000 shares of Restricted Stock will vest upon execution of this Agreement.

•[Revenue Threshold 2]: 2,000,000 shares of Restricted Stock will vest upon Amnion LLC achieving a revenue of $250,000 within twelve months.

•[Revenue Threshold 3]: 2,000,000 shares of Restricted Stock will vest upon Amnion LLC achieving a revenue of $500,000 within 24 months.

•[Stock Pricing]: The number of shares in the three Thresholds above are based upon the issuance of the shares upon execution of this Agreement assuming the shares are trading between .95 and $1.10 per share with 41,561,226 shares outstanding immediately prior to the transaction.

2.3 Resale Restriction. The Restricted Stock issued as part of this transaction shall be subject to a resale restriction for one year from the date the transaction is finalized. During this period, the shares cannot be sold, transferred, or otherwise disposed of.

2.4 Operational Cash Advance. Upon execution of this Agreement, Buyer will advance $150,000 in operational cash to Amnion LLC to be used for the operation of the Business while the full terms of this Agreement are being completed. This advance will be deducted from the final purchase price or repaid via a note.

2.5 Investment. The transfer of the Interests is further contingent upon Buyer obtaining a $1,000,000 investment in Amnion LLC within 6 months of the execution of this Agreement.

3. Closing

3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on October 2, 2024 (the "Closing Date") or such other date as the parties may mutually agree.

3.2 Deliveries at Closing. At the Closing, the following deliveries shall be made:

(a) Each Partner shall deliver to Buyer an Assignment of Interest and such other instruments of transfer as Buyer may reasonably request to effect the transfer of the Interests to Buyer.

(b) Buyer shall deliver to the Partners the Restricted Stock in accordance with Section 2.2.

4. Representations and Warranties

4.1 Representations and Warranties of the Partners. Each Partner represents and warrants to Buyer that:

(a) Such Partner is the lawful owner of the Interests being sold by such Partner, free and clear of all liens, encumbrances, and claims.

(b) Such Partner has the full power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement constitutes a valid and binding obligation of such Partner, enforceable against such Partner in accordance with its terms.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Partners that:

(a) Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Buyer has the full power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action.

(d) This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(e) The shares of Buyer shall be restricted stock, subject to the vesting schedule and resale restrictions specified herein.

5. Covenants and Agreements

5.1 Further Assurances. Each party shall execute and deliver such further documents and instruments and take such further actions as may be reasonably requested by the other party to effectuate the purposes of this Agreement.

6. Miscellaneous

6.1 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles. The parties submit to the jurisdiction of the courts located in Loudoun County, Virginia, for all disputes related to this Agreement.

6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.

6.4 Amendments and Waivers. No amendment, waiver, or modification of this Agreement shall be valid or binding unless it is in writing and duly executed by the party to be charged therewith.

6.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.6 Contemporaneous or Subsequent Transaction. Buyer is issuing 1,200,000 common shares in a transaction to acquire the tradenames, URLs, and other intellectual property associated with Mow Trim Blow.com, DemiFare.com, MosquitoBlasters.com, JetSeg.com, TruMulch.com, ShrubTrimmers.com, Trex-Decks.com, and MTBGarageDoorRepair.com.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HST Global Inc.

By: /s/ Mike Field 8/26/2024

Name: Mike Field

Title: President

HST Global Inc.

By: /s/ Jason Murphy 8/26/2024

Name: Jason Murphy

Title: CEO

Partners of Amnion LLC

[Partner 1]

By: /s/ Michael P. Fortkort 8/31/2024

Name: Michael P. Fortkort

Percentage: 45%

Title: [Title]

[Partner 2]

By: /s/ Edward Vaughan 8/26/2024

Name: Edward Vaughan

Percentage: 45%

Title: [Title]

[Partner 3]

By: /s/ Erik Melling 9/3/2024

Name: Erik Melling

Percentage: 10%

Title: [Title]